UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
April 25, 2006 (April 21, 2006)
Ennis, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-05807	75-0256410

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Parkway Midlothian, Texas	76065

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (972)775-9801
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On April 21, 2006, Ennis, Inc. (the “Company”) and Richard Travis and Todd Scarbourgh entered into employment agreements (the “Agreements”) relating to their employment as Vice President – Finance and Chief Financial Officer and Vice President – Apparel Group, respectively for the Company (collectively hereinafter referred to as the “Executives”). The Agreements of Mssrs. Travis and Scarbourgh contain the following material terms:
▪	The term of the Agreements are from April 21, 2006 through April 21, 2009, with automatic successive one-year renewals on the same terms and conditions unless either party provides the other party with 60 days notices of its election not to renew.

▪	The Agreements provide the following base annual salary which may be increased but not decreased at the discretion of the Compensation Committee of the Board of Directors. If base annual salary is increased at any time, it shall not thereafter be decreased during its initial or successive terms.

		Base Annual
Name	Title	Salary
Richard Travis	Vice President – Finance and Chief Financial Officer	$250,000
Todd Scarbourgh	Vice President — Apparel Group	$342,000
▪	The Executives will be eligible to participate in all short-term and long-term incentive and deferred compensation programs of the Company as has and may hereinafter be adopted by the Board of Directors of the Company.

▪	The Agreements provide that the Company may terminate the Executives for “cause” or “without cause.” If the Executives are terminated “without cause,” they will be entitled to be paid a Severance Payment equivalent to a certain factor of their annual base salary (“Salary”) plus a Severance Bonus equivalent to a certain factor times the bonus earned or paid them for the previous fiscal year (“Bonus”). For a termination with “cause,” the Executives will be eligible for a Severance Payment equivalent to a certain factor times their highest annual salary rate in effect during the term of the their respective agreement.

Without Cause
Name	Title	Salary	Bonus	With Cause
Richard Travis	Vice President – Finance and CFO	1X	1X	.5X
Todd Scarbourgh	Vice President — Apparel Group	1X	1X	.5X
The Agreements provide that Executives may terminate their employment in the (i) event of a “Change in Control,” as defined, and (ii) for “Good Reason,” as defined. In the event the Executives terminate their employment with the Company for “Good Reason”, the Company would be required to pay the Executive a benefit equivalent to their “without cause” termination benefit. In the event the Executives employment is terminated with the Company in connection with a “Change in Control,” in addition to the Executives normal Severance Payment and Severance Bonus indicated above, they would be eligible to receive an additional lump-sum severance payment of the lesser of (i) a certain factor of their Salary and Bonus, and (ii) the maximum amount of severance payment which is permitted to be deducted as compensation expense by the Company and to be received by the executive without liability for excise tax.

Change in Control
Name	Title	Salary	Bonus
Richard Travis	Vice President – Finance and CFO	1X	1X
Todd Scarbourgh	Vice President — Apparel Group	1X	1X

▪	In addition to the above, the Agreements contain certain benefit continuation provisions and executive out-placement assistance.

▪	The Executives have agreed not to disclose any confidential information pertaining to the Company’s business, and have agreed not to compete with the Company during their employment and for two years following their separation of employment from the Company.
In addition, on April 21, 2006, the Company and Keith S. Walters, Michael Magill and Ronald Graham extended the employment agreements (the “agreements”) relating to their employment as Chairman and Chief Executive Officer, Executive Vice President and Treasurer, and Vice President - Administration, respectively, for a period of three years commencing April 21, 2006. With respect Mr. Walters’ agreement, with the exception of his salary, which was updated to reflect his current rate of pay, no other material changes were made to the agreement previously filed with the Commission. In connection with Mssrs. Magill and Graham, the agreements changed their salary to reflect their current rate of pay and modified their “without cause” benefit from 6 months to 1 year, and their with “cause” benefit from 3 months to 6 months. No other material modifications were made. A copy of the revised employments agreements have been attached hereto as Exhibits 10.1, 10.2 and 10.3.
Reference is made to the Agreements attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 for definition of “without cause”, with “cause”, “change in control” and “good reason.”
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Keith S. Walters, Chairman and CEO, effective April 21, 2006, replacing a certain Employment Agreement dated May 1, 2003, and filed as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

10.2	Employment Agreement between the Company and Michael Magill, Executive Vice President and Treasurer, effective April 21, 2006, replacing a certain Employment Agreement dated October 7, 2003, and filed as Exhibit 10.3 to our Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

10.3	Employment Agreement between the Company and Ronald Graham, Vice President — Administration, effective April 21, 2006, replacing a certain Employment Agreement dated May 1, 2003, and filed as Exhibit 10.2 to our Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

10.4	Employment Agreement between the Company and Richard Travis, Vice President – Finance and CFO, effective April 21, 2006.

10.5	Employment Agreement between the Company and Todd Scarbourgh, Vice President – Apparel Group, effective April 21, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2006	Ennis, Inc.

	By:	/s/ Richard L. Travis, Jr.

Name: Richard L. Travis, Jr.
Title : Chief Financial Officer